Exhibit 99.1

MYND Analytics Announces Acquisition of Arcadian Telepsychiatry Services to Expand AI & Data Analytics Platform in Telemedicine

MYnd Analytics, Inc.(NASDAQ:MYND), a predictive analytics company that uses machine learning, data analytics and artificial (augmented) intelligence to reduce trial and error prescribing, today announced that it has reached an agreement to extend its service offering by acquiring Arcadian Telepsychiatry Services, LLC. Arcadian Telepsychiatry Services manages the delivery of telepsychiatry and tele-mental health services through a network of licensed and credentialed master-level therapists and psychiatrists throughout the United States.

Arcadian, manages a suite of services including telepsychiatry, teletherapy, digital patient screening, curbside consultation, on-demand services, and scheduled encounters for all age groups 24 hours a day, 7 days a week. Arcadian utilizes patient engagement and re-engagement strategies so that care is effectively completed, helping to comfortably move inpatient care to outpatient, assisting patients in readjusting to their life routine, as well as reducing wait times for mental health treatment. Arcadian’s customer base includes major health plans, health systems, and community based organizations.

Over eighty-nine million Americans live in federally designated Mental Health Professional Shortage Areas.i Two-thirds of US primary care physicians report not having adequate access to psychiatric care for their patients.ii Arcadian arranges on-demand telemedicine to expedite assessment, diagnosis, treatment, and disposition of patients in a wide variety of settings. Telepsychiatry involves the use of video conferencing equipment to conduct real time mental health consultation between a clinician and patient including individuals living in underserved areas or those with limited access to services.

Robert Plotkin, CEO and Founder of Arcadian, stated, “The acquisition of Arcadian by MYnd will enable Arcadian to scale the services that we manage for payors, and offer MYnd’s clinically validated platform technology to our existing and new customers. Our mission is to help reduce patient suffering through increased access to care, and with MYnd’s data analytics capabilities, we can help doctors reduce trial and error prescribing, which often occurs in mental health treatment, thereby improving the lives of patients while lowering overall health care costs.”

George Carpenter, CEO of MYnd Analytics, commented, “We are excited to announce the acquisition of Arcadian, whose leadership team brings decades of behavioral health experience, delivering best in class telepsychiatry, tele-EAP and teletherapy services. This acquisition is highly strategic, as it provides us a foothold in the servicing of the rapidly growing telemedicine market, and an opportunity to leverage our technology platform. Arcadian’s target customer base overlaps with our own and includes many of the leading government and non-profit agencies, hospital networks, private insurers including managed care organizations and other payors. Through its continued growth, Arcadian now facilitates the provision of services to consumers in over 42 states through its network of licensed clinicians. Moreover, the mission of our two organizations is closely aligned as we seek to leverage data and technology to reduce costs and improve mental health outcomes.”

In connection with the transaction, MYnd will guarantee approximately $800,000 of loan obligations from Arcadian, the majority of which are due in 2021, purchase pre-existing warrants in Arcadia for $175,000, fund other transaction related expenses and engage Robert Plotkin as CEO of the Arcadian wholly owned subsidiary to grow the telepsychiatry business line.

“This transaction is an important step in MYnd Analytics’ strategy to grow both organically as well as through targeted acquisitions, in order to deliver best-in-class technology-enabled services,” said Dr. Robin Smith, Chairman of the Board of MYnd Analytics. “This transaction is particularly exciting as telemedicine is one of the fastest growing areas of healthcare services today and the shortage of mental health providers is driving strong demand for telepsychiatry services. Payors are paying tele-health companies ongoing fees for network access, in addition to the actual provision of services, and we believe this will help to accelerate our revenues over the next 24 months.”

About MYnd Analytics

MYnd Analytics, Inc. (www.myndanalytics.com) is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the Company’s original physician-developed database, there are now more than 38,000 outcomes for over 10,000 unique patients in the PEER registry. The goal of PEER Online is to provide objective, personalized data to assist physicians in the selection of appropriate medications.

Forward-looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties, such as statements regarding the intended acquisition of Arcadian by MYnd, future revenues, future earnings, future number of patients or clients, regulatory developments, market developments, new products and growth strategies, our ability to successfully expand into various market channels, the ability of our products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses our ability to expand globally in areas where there is an opportunity to improve treatment in mental health, , Arcadian’s ability to utilize patient engagement and re-engagement strategies effectively, Arcadian’s ability to retain its customer base, the ability of Arcadian to grow rapidly and scale its services for payors, Arcadian’s ability to reduce patient suffering through increased access to care, Arcadian’s ability to use MYnd’s data analytics capabilities to successfully reduce trial and error prescribing, Arcadian’s ability to satisfy and comply with substantial state and Federal laws and regulations relating to the provision of health care, the increased costs and liabilities to MYnd of the Arcadian business, which has never generated a profit, the effects of any of the foregoing on MYnd’s or Arcadian’s future results or operations or financial conditions, the ability of MYnd’s and Arcadian’s products to successfully target objectivity and increased efficiency in the treatment of depression and other mental health and psychiatric illnesses, as well as those risks and uncertainties set forth in MYnd’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.myndanalytics.com.

Contact:

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: mynd@crescendo-ir.com

i http://www.socialsolutions.com/blog/barriers-to-mental-healthcare-access/Sept. 2017.

ii Beyond Parity: Primary Care Physicians’ Perspective On Access To Mental Health Care, Peter J. Cunningham Health Affairs May/June 2009 vol. 28 no. 3 w490-w501.